For Immediate Release

First Interstate BancSystem, Inc. Announces Special Dividend

Billings, MT - At their February 19, 2020 meeting, the Board of Directors of First Interstate BancSystem, Inc. (NASDAQ: FIBK), parent company of First Interstate Bank, declared a special dividend of $0.60 per common share. The special dividend is payable on March 12, 2020 to owners of record as of March 2, 2020.

“In reviewing our outstanding financial performance and exceptionally strong earnings, the Board felt it was important to include shareholders in our continued success,” said Kevin Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We are pleased to announce this special dividend and are excited about the possibilities 2020 holds for First Interstate.”

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc., the parent company of First Interstate Bank, is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com